BOWNE & CO., INC.

COMPOSITE CONFORMED COPY OF THE NOTE PURCHASE AGREEMENT

Re:       $25,000,000 6.90% Senior Notes, Series A, due January 30, 2007
            $28,000,000 7.31% Senior Notes, Series B, due January 30, 2012
            $22,000,000 7.85% Senior Notes, Series C, due January 30, 2012

Closing Date: February 5, 2002

   Series A PPN: 103043 A# 2
 Series B PPN: 103043 B* 5
   Series C PPN: 103043 B@ 3

         Separate and several Note Purchase Agreements, each dated as of January 30, 2002, each in the form attached hereto, were entered into by Bowne & Co., Inc., a Delaware corporation (the “Company”), with each of the institutions named below. Each of said Note Purchase Agreements was executed on behalf of the Company by C. Cody Colquitt, Chief Financial Officer of the Company. The separate Note Purchase Agreements were addressed to each of the institutions named in Schedule A thereto and accepted by the officers of the respective institutions as shown below.

AMCO INSURANCE COMPANY	GE LIFE AND ANNUITY ASSURANCE COMPANY

By: /s/Mark W. Poeppelman Associate Vice President	By: /s/Morian C. Mooers Investment Officer

CANADA LIFE INSURANCE COMPANY OF AMERICA	GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

By: /s/Paul English Assistant Treasurer	By: /s/Morian C. Mooers Investment Officer

THE CANADA LIFE ASSURANCE COMPANY	MODERN WOODMEN OF AMERICA

By: /s/Paul English Associate Treasurer	By: /s/Clyde C. Schoeck President

NATIONWIDE INDEMNITY COMPANY

By: /s/Mark W. Poeppelman Associate Vice President

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By: /s/Mark W. Poeppelman Associate Vice President

NATIONWIDE LIFE INSURANCE COMPANY

By: /s/Mark W. Poeppelman Associate Vice President

NATIONWIDE MUTUAL FIRE INSURANCE COMPANY

By: /s/Mark W. Poeppelman Associate Vice President

NATIONWIDE MUTUAL INSURANCE COMPANY

By: /s/Mark W. Poeppelman Associate Vice President

PACIFIC LIFE INSURANCE COMPANY

By: /s/Diane W. Dales Associate Vice President

By: /s/Cathy Schwartz Assistant Secretary

SCOTTSDALE INSURANCE COMPANY

By: /s/Mark W. Poeppelman Associate Vice President

2

CONFORMED COPY

BOWNE & CO., INC.

$25,000,000 6.90% Senior Notes, Series A, due January 30, 2007
$28,000,000 7.31% Senior Notes, Series B, due January 30, 2012
$22,000,000 7.85% Senior Notes, Series C, due January 30, 2012

NOTE PURCHASE AGREEMENT

Dated as of January 30, 2002

TABLE OF CONTENTS

(Not a part of the Agreement)

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SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.11	—	Patents, etc.

SCHEDULE 5.14	—	Use of Proceeds

SCHEDULE 5.15	—	Existing Indebtedness

EXHIBIT 1(a)	—	Form of 6.90% Senior Note, Series A, due January 30, 2007

EXHIBIT 1(b)	—	Form of 7.31% Senior Note, Series B, due January 30, 2012

EXHIBIT 1(c)	—	Form of 7.85% Senior Note, Series C, due January 30, 2012

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Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014

6.90% Senior Notes, Series A, due January 30, 2007
7.31% Senior Notes, Series B, due January 30, 2012
7.85% Senior Notes, Series C, due January 30, 2012

Dated as of January 30, 2002

TO THE PURCHASER LISTED IN THE ATTACHED
SCHEDULE A WHO IS A SIGNATORY HERETO:

Ladies and Gentlemen:

         BOWNE & CO., INC., a Delaware corporation (the “Company”), agrees with you as follows:

SECTION 1. AUTHORIZATION OF NOTES.

         The Company will authorize the issue and sale of (a) $25,000,000 aggregate principal amount of its 6.90% Senior Notes, Series A, due January 30, 2007 (the “Series A Notes”), (b) $28,000,000 aggregate principal amount of its 7.31% Senior Notes, Series B, due January 30, 2012 (the “Series B Notes”), and (c) $22,000,000 aggregate principal amount of its 7.85% Senior Notes, Series C, due January 30, 2012 (the “Series C Notes”; the Series A Notes, the Series B Notes and the Series C Notes being hereinafter collectively referred to as the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set out in Exhibit 1(a), 1(b) and 1(c), respectively, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2. SALE AND PURCHASE OF NOTES.

         Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the series specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified and of the series opposite its name in Schedule A. Your obligation hereunder, and the obligations of the Other Purchasers under the Other Agreements, are several and not joint obligations, and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other Purchaser thereunder.

SECTION 3. CLOSING.

         The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 a.m. Chicago time, at a closing (the “Closing”) on February 5, 2002 or on such other Business Day thereafter on or prior to February 11, 2002 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes of the series to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 07533508 at Wachovia Bank, 191 Peachtree Street, Atlanta, Georgia 30303, ABA #061000010. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

         Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

         Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

         Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Restricted Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 hereof had such Section applied since such date.

         Section 4.3. Compliance Certificates.

         (a)  Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

         (b)  Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

         Section 4.4. Opinions of Counsel. You shall have received opinions in form and substance reasonably satisfactory to you, dated the date of the Closing (a) from Simpson Thacher & Bartlett, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Chapman and Cutler, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

         Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

         Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase, the Notes to be purchased by them at the Closing as specified in Schedule A.

         Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

         Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of the Notes.

         Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

         Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited, and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

         Section 4.11. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to you that as of the date of this Agreement and as of the date of the Closing:

         Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

         Section 5.2. Authorization, Etc. This Agreement, the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 5.3. Disclosure. The Company, through its agent, BMO Nesbitt Burns Corp., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum dated December, 2001, including documents incorporated by reference therein and listed on Schedule 5.5 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in

Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in the Company’s Form 10-Q for the quarterly period ended September 30, 2001, since December 31, 2000, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

         Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Restricted Subsidiaries, showing, as to each Restricted Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Restricted Subsidiary, (ii) of the Company’s Subsidiaries, other than Restricted Subsidiaries, (iii) of the Company’s Affiliates, other than Subsidiaries, and (iv) of the Company’s directors and executive officers.

         (b)  All of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary shown in Schedule 5.4 as being owned by the Company and its Restricted Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Restricted Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

         (c)  Each Restricted Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         (d)  No Restricted Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

         Section 5.5. Financial Statements. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

         Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Restricted Subsidiary is bound or by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Restricted Subsidiary, except with respect to the foregoing clauses (a), (b) and (c), any such event which individually or in the aggregate could not be expected to have a Material Adverse Effect.

         Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

         Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (b)  Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         Section 5.9. Taxes. The Company and its Restricted Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, the non-filing of which could be expected to be material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company or any of its Restricted Subsidiaries, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. All required U.S. Federal income tax returns of the Company and its Restricted Subsidiaries have been timely filed and all related taxes paid or provided for in the financial statements through December 31, 2001. The Company has been audited by the Internal Revenue Service through year ended October 31, 1996.

         Section 5.10. Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

         Section 5.11. Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,

(a) the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

         Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each employee benefit plan (as defined in Section 3 of ERISA) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate result in a Material Adverse Effect.

         (b)  The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

         (c)  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

         (d)  The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Restricted Subsidiaries is not Material.

         (e)  The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

         Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 50 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

         Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Restricted Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

         Section 5.15. Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of February 4, 2002. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         (b)  Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

         Section 5.16. Foreign Assets Control Regulations, Etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49049 (2001)) or (b) engages in any dealings or transactions with any such blocked person.

         Section 5.17. Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is an “investment company” registered or required to be registered subject to regulation under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

         Section 5.18. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured

Senior Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.

         Section 5.19. Environmental Matters. Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Restricted Subsidiaries or, to the knowledge of the Company or any Restricted Subsidiary, any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing:

(a) neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Restricted Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings or portions thereof, to the extent occupied by the Company or Restricted Subsidiary, on all real properties now owned, leased or operated by the Company or any of its Restricted Subsidiaries and, to the knowledge of the Company or any Restricted Subsidiary, all of the buildings or the portions thereof on such real properties are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6. REPRESENTATIONS OF THE PURCHASER.

         Section 6.1. Purchase for Investment. You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

         Section 6.2. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part l(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d) the Source constitutes the assets of a “plan” within the meaning of Part IV(h) or PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” within the meaning of Part IV(a) of the INHAM Exemption (an “INHAM”) and the conditions of Part 1(a), (g) and (h) of the INHAM Exemption are satisfied and neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part (IV)(d)(3) of the INHAM Exemption) owns a 5% or more interest in the Company, and the identity of the INHAM has been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source is a governmental plan; or

(f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (f); or

(g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

         As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. INFORMATION AS TO THE COMPANY.

         Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

(1) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(2) a certificate of such accountants stating that they have reviewed this Agreement and stating further that, in making their audit, they had not become aware of any condition or event that then constitutes a Default or an Event of Default with respect to Sections 10.1, 10.2 or 10.3, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described in clause (2) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder) (other than statements on Form S-8), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed Default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the institution by the PBGC of, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Restricted Subsidiaries — Within the respective periods provided in paragraphs (a) and (b) above, consolidated financial statements of the character and for the dates and periods as in said paragraphs (a) and (b) provided, covering the Company and its Restricted Subsidiaries if Unrestricted Subsidiaries constitute in the aggregate more than 10% of Consolidated Total Capitalization or contribute in the aggregate more than 10% of Consolidated Net Income in any fiscal period;

(g) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Restricted Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, including without limitation, such information as is required by SEC Rule 144A under the Securities Act to be delivered to the prospective transferee of the Notes.

         Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.6 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         Section 7.3. Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such times and as often as may be requested.

SECTION 8. PREPAYMENT OF THE NOTES.

         Section 8.1. Required Prepayments. (a) No regularly scheduled prepayment of the principal of the Series A Notes is required prior to the final maturity date thereof.

         (b)  In addition to paying the remaining outstanding principal amount and the interest due on the Series B Notes on the maturity date thereof, on January 30, 2006 and on each January 30 thereafter to and including January 30, 2011 the Company will prepay $4,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Series B Notes at par and without payment of the Make-Whole Amount or any premium; provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or purchase of the Notes permitted by Section 8.5 the principal amount of each required prepayment of the Series B Notes becoming due under this Section 8.1(b) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series B Notes is reduced as a result of such prepayment or purchase.

         (c)  No regularly scheduled prepayment of the principal of the Series C Notes is required prior to the final maturity date thereof.

         Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment (but if in the case of a partial prepayment, then against each series of Notes in proportion to the aggregate principal amount outstanding on each series), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of each series of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

         Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be (a) allocated among each series of Notes in proportion to the aggregate unpaid principal amount of each such series of Notes and (b) allocated pro rata among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

         Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

         Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of Notes of each series at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten Business Days. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

         Section 8.6. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX-1” of the Bloomberg Financial Markets Services Screen (or, if not available, any other national recognized trading screen reporting on-line intraday trading in the U.S. Treasury securities) for actively traded on-the-run U.S. Treasury securities having a maturity equal to the

Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded on-the-run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the actively traded on-the-run U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded on-the-run U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9. AFFIRMATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding:

         Section 9.1. Compliance with Law. The Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA and all Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 9.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claim for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary; provided that neither the Company nor any Restricted Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         Section 9.5. Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

         Section 9.6. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

         Section 9.7. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Senior Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Senior Indebtedness of the Company.

         Section 9.8. Additional Covenants. If, at any time, prior to the payment in full of the outstanding principal amount of the Notes, together with interest accrued thereon and Make-Whole Amount, if any: (a) any one or more of the Company and its Restricted Subsidiaries at any time enters into any credit, revolving loan, note or other like agreement (the “Other Documentation”) under which the Company or any of its Restricted Subsidiaries may incur at any time or from time to time an aggregate amount of Indebtedness outstanding in excess of $10,000,000 in one or more borrowing transactions and (b) the Other Documentation relating to such Indebtedness at any time includes a shareholders’ equity covenant, interest coverage covenant, a fixed charge coverage covenant, Indebtedness to total capitalization ratio, working capital ratio, minimum working capital requirement, borrowing base ratio or similarly based incurrence test or any other substantially similar GAAP or cash-based financial covenant or any combination of such financial covenants that, individually or collectively, is or are either more restrictive on the Company and its Restrictive Subsidiaries than those provide for herein or are not provided for herein, as the case may be, then and in such event the Company shall give written notice thereof to each holder of the Notes on the earlier of the date on which such Other Documentation is to be entered into and the date on which any such Indebtedness may be incurred thereunder, together with a true, correct and complete copy of such covenant or financial covenants and all definitions relating thereto. Effective on the earlier of the date of execution of such Other Documentation or the incurrence of any Indebtedness thereunder, such covenant or financial covenants and related definitions (collectively, the “Incorporated Financial Covenants”) shall then and thereupon be deemed to have been incorporated herein and any breach or event of default in respect of any such Incorporated Financial Covenant shall be deemed to be an Event of Default hereunder subject to all applicable terms and provisions of this Agreement, including, without limitation, the right of the Required Holders to waive or not waive any breach thereof (independent of any right of any other creditor of the Company in respect of any such Incorporated Financial Covenants). Without limiting the foregoing, any amendment or the termination of any such Incorporated Financial Covenant in accordance with the terms of the related Other Documentation shall mutatis mutandis constitute an amendment or the termination, as the case may be, of such Incorporated Financial Covenant hereunder, provided that in no event shall any such Incorporated Financial Covenant or the amendment or termination thereof under the related Other Documentation modify, amend or otherwise affect any of the other terms and provisions of this Agreement. If Indebtedness is incurred under two or more sets of Other Documentation, this Section 9.8 shall apply to the Incorporated Financial Covenants or combination thereof, that is or are more restrictive on the Company.

SECTION 10. NEGATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding:

         Section 10.1. Consolidated Shareholders’ Equity. The Company will not at any time permit Consolidated Shareholders’ Equity to be in an amount less than the sum of (a) $250,000,000 plus (b) an aggregate amount equal to 25% of Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter commencing with the fiscal quarter ending March 31, 2002.

         Section 10.2. Fixed Charge Coverage Ratio. The Company and its Restricted Subsidiaries will not permit as at the end of each fiscal quarter the ratio of (a) Consolidated EBITDAR for the four immediately preceding fiscal quarters (taken as a single accounting period) to (b) Consolidated Fixed Charges for such fiscal period to be less than 2.0 to 1.0; provided that, notwithstanding the foregoing, for the fiscal four quarter period ending March 31, 2002 and June 30, 2002 such ratio shall not be less than 1.85 to 1.00.

         Section 10.3. Limitations on Indebtedness. (a) The Company and its Restricted Subsidiaries will not at any time permit the ratio of (a) Consolidated Indebtedness to (b) Consolidated Total Capitalization to be greater than 0.55 to 1.00.

         Section 10.4. Limitations on Priority Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Priority Indebtedness, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the aggregate amount of all Consolidated Priority Indebtedness (including the Priority Indebtedness then to be created, issued, assumed, guaranteed or otherwise incurred) shall not exceed 20% of Consolidated Shareholders’ Equity.

         Section 10.5. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

(a) Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 9.4;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d) survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(e) Liens existing as of the date of the Closing and described on Schedule 5.15 hereto;

(f) Liens created or incurred after the date of the Closing given to secure the payment of the purchase price incurred in connection with the acquisition or purchase or the cost of construction of property or of assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such property or assets at the time of acquisition thereof or at the time of completion of construction, as the case may be, whether or not such existing Liens were given to secure the payment of the acquisition or purchase price or cost of construction, as the case may be, of the property or assets to which they attach; provided that (i) the Lien shall attach solely to the property or assets acquired, purchased or constructed, (ii) such Lien shall have been created or incurred within twelve months of the date of acquisition or purchase or completion of construction, as the case may be, (iii) at the time of acquisition or purchase or of completion of construction of such property or assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property or assets, whether or not assumed by the Company or a Restricted Subsidiary, shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition or purchase (as determined in good faith by the Board of Directors of the Company) or the cost of construction on the date of completion thereof, and (iv) at the time of creation, issuance, assumption, guarantee or incurrence of the

Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(g) any Lien existing on property or assets of a corporation at the time such corporation is consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property or assets acquired by the Company or any Restricted Subsidiary at the time such property or assets are so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) each such Lien shall extend solely to the property or assets so acquired, and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(h) Liens created or incurred after the date of the Closing given to secure Indebtedness of the Company or any Restricted Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (g) hereof; provided that (i) all Indebtedness secured by such Liens shall have been incurred within the limitations provided in Section 10.4 and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and

(i) any extension, renewal or refunding of any Lien permitted by the preceding clauses (e), (f) and (g) of this Section 10.5 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same such property, and (iii) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist.

         Section 10.6. Limitation on Sale and Leasebacks. The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Company or such Restricted Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any property owned by the Company or such Restricted Subsidiary more than twelve months after the later of the date of initial acquisition of such property or completion or occupancy thereof, as the case may be, by the Company or such Restricted Subsidiary, and then rent or lease, as lessee, such property or any part thereof (a “Sale and Leaseback Transaction”); provided that the foregoing restriction shall not apply to any Sale and Leaseback Transaction if immediately after the consummation of such Sale and Leaseback Transaction and after giving effect thereto, any of the following conditions is satisfied:

(a) the lease relating to such Sale and Leaseback Transaction is not a Long-Term Lease; or

(b) the sale of such property is for cash consideration which (after deduction of any expenses incurred by the Company or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction) equals or exceeds the fair market value of the property so sold (as determined in good faith by the Board of Directors of the Company if the fair market value of the property equals or exceeds $5,000,000, and, if less than such amount, as determined in good faith by a Senior Financial Officer) and the net proceeds from such sale are applied to either (i) the purchase or acquisition (and, in the case of real property, the construction) of fixed assets useful and intended to be used by the Company or a Restricted Subsidiary in the operation of the business of the Company and its Restricted Subsidiaries as described in Section 9.6 hereof or (ii) the prepayment at the applicable prepayment premium, if any, on a pro rata basis, of Senior Funded Indebtedness of the Company, it being understood and agreed by the Company that any such prepayment of the Notes shall be prepaid as and to the extent provided in Section 8.2, except that (1) any such holder may decline any such offer of prepayment, (2) the failure of any such holder to accept or decline any such offer of prepayment shall be deemed an election by such holder to accept such prepayment, and (3) the proceeds of any such sale not applied to the prepayment of the Notes by reason of any such holder declining any such offer of prepayment may be applied by the Company to the prepayment of Senior Funded Indebtedness of the Company other than the Notes in amounts and to the holders of such other Senior Funded Indebtedness as the Company may determine in its sole and absolute discretion; or

(c) after giving effect to the consummation of such Sale and Leaseback Transaction and to the application of the proceeds therefrom, Consolidated Priority Indebtedness (including the Attributable Indebtedness to be incurred in connection with such Sale and Leaseback Transaction) shall not exceed 20% of Consolidated Shareholders’ Equity.

         Section 10.7. Mergers, Consolidations and Sales of Assets. The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

(a) any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly-owned Restricted Subsidiary (and not the Company), the Wholly-owned Restricted Subsidiary shall be the surviving or continuing corporation, unless and to the extent any such merger or consolidation involving a Wholly-Owned Restricted Subsidiary is consummated within the limitations of Section 10.8(b);

(b) the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the “surviving corporation”) is organized under the laws of any state of the United States or the District of Columbia or under the laws of Canada or any province thereof, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

(c) the Company may sell or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (other than as provided in Section 10.8) to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company) at the time of such sale or other disposition if (i) the acquiring Person is a corporation organized under the laws of any state of the United States or the District of Columbia or under the laws of Canada or any province thereof, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the acquiring corporation and the acquiring corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.

         Section 10.8. Sale of Assets. The Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as the sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries as provided in Section 10.7(c)); provided that the foregoing restrictions do not apply to:

(a) the sale, lease, transfer or other disposition of assets of a Restricted Subsidiary to the Company or a Wholly-owned Restricted Subsidiary; or

(b) the sale of assets for cash or other property to a Person or Persons if all of the following conditions are met:

(i) such assets (valued at net book value) do not, together with all other assets of the Company and its Restricted Subsidiaries previously disposed of during the immediately preceding twelve calendar month period (other than in the ordinary course of business), exceed 15% of Consolidated Total Capitalization, determined as of the end of the immediately preceding fiscal year;

(ii) in the opinion of the Company’s Board of Directors, the sale is for fair value and is in the best interests of the Company; and

(iii) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within twelve months of the date of sale of such assets to either (A) the acquisition of assets useful and intended to be used in the operation of the business of the Company and its Restricted Subsidiaries as described in Section 9.6 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Funded Indebtedness of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 8.2, except that (A) any such holder may decline any such offer of prepayment, (B) the failure of any such holder to accept or decline any such offer of prepayment shall be deemed an election by such holder to accept such prepayment, and (C) the proceeds of any such sale not applied to the prepayment of the Notes by reason of any such holder declining any such offer of prepayment, may be applied by the Company to the prepayment of Senior Funded Indebtedness of the Company other than the Notes in amounts and to the holders of such other Senior Funded Indebtedness as the Company may determine in its sole and absolute discretion.

         Section 10.9. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate other than the Company or any other Restricted Subsidiary, but including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, except in furtherance of the business of the Company and its Restricted Subsidiaries in a manner consistent with the general nature of business as described in Section 9.6 and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.

         Section 10.10. Designation of Restricted Subsidiaries. The Company may designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary and may designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary; provided that: (a) the Company shall have given not less than 10 days’ prior written notice to the holders of the Notes that a Senior Financial Officer has made such determination, (b) at the time of such designation or redesignation and immediately after giving effect thereto, no Default or Event of Default would exist, (c) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly or indirectly, own any Indebtedness or capital stock of the Company or any Restricted Subsidiary and (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 10.8(b), (d) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 10.5, notwithstanding that any such Lien existed as of the date of Closing, (e) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and (f) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary more than once.

SECTION 11. EVENTS OF DEFAULT.

         An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a) and (b) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (c) of Section 11); or

(d) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(e) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000; or

(f) the Company or any Material Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Material Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

(h) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 (excluding for purposes of such determination such amount of any insurance proceeds paid by or on behalf of the Company or any of its Restricted Subsidiaries in respect of such judgment or judgments or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy) are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(i) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $3,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Restricted Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(i), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

         Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in paragraph (f) or (g) of Section 11 (other than an Event of Default described in clause (i) of paragraph (f) or described in clause (vi) of paragraph (f) by virtue of the fact that such clause encompasses clause (i) of paragraph (f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

         (b)  If any other Event of Default has occurred and is continuing, any holder or holders of more than 60% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

         (c)  If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

         Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

         Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

         Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 60% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

         Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

         Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a

Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

         Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same series and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a), Exhibit 1(b) or Exhibit 1(c), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

         Section 13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

         Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

         Section 14.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

         Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Restricted Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

         Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.  AMENDMENT AND WAIVER.

         Section 17.1.  Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 11(a), 11(b), 12, 17 or 20.

         Section 17.2.  Solicitation of Holders of Notes.

         (a)  Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

         (b)  Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

         Section 17.3.  Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of each series of Notes and is binding upon them and upon each future holder of any Note of any series and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note of any series nor any delay in exercising any rights hereunder or under any Note of any series shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         Section 17.4.  Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes of any series directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.  NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.  REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.  CONFIDENTIAL INFORMATION.

         For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Restricted Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Restricted Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Restricted Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you; provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.  SUBSTITUTION OF PURCHASER.

         You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.  MISCELLANEOUS.

         Section 22.1.  Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

         Section 22.2.  Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

         Section 22.3.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 22.4.  Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         Section 22.5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         Section 22.6.  Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

BOWNE & CO., INC,

	By	/s/ C. Cody Colquitt

[Title] Chief Financial Officer

Accepted as of February 5, 2002.

[VARIATION]

By

Its

INFORMATION RELATING TO PURCHASERS

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

AMCO INSURANCE COMPANY One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Corporate Fixed-Income Securities	Series B	$1,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5, principal, premium or interest”) to:

The Bank of New York ABA #021-000-018 BNF: IOC566 F/A/O Amoco Insurance Company Attention: P & I Department PPN #103043 B* 5 Security Description: __________________

Notices

All notices of payment on or in respect to the security should be sent to:

AMCO Insurance Company c/o The Bank of New York P. O. Box 19266 Newark, New Jersey 07195 Attention: P & I Department

With a copy to:

AMCO Insurance Company One Nationwide Plaza (1-32-05) Columbus, Ohio 43215-2220 Attention: Investment Accounting

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:   None

Taxpayer I.D. #42-6054959

SCHEDULE A
(to Note Purchase Agreement)

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

CANADA LIFE INSURANCE COMPANY OF AMERICA c/o Canada Life Assurance Company 330 University Avenue (SP-11) Toronto, Ontario, Canada M5G 1R8 Attention: Paul English, US Investments Division	Series A	$5,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 6.90% Senior, Series A, due 2007, PPN 103043 A# 2, principal, premium or interest”) to:

Chase Manhattan Bank ABA #021-000-021 A/c #900-9-000200 Trust Account No. G52709

Reference: CUSIP, Name of Issuer & description, and Principal and Interest payment

Payment Instructions (by mail):

J. Romeo & Co. c/o CHASE MANHATTAN BANK P.O. Box 35308 Newark, New Jersey 07101-8006 Attn: Funds Clearance

Reference: CUSIP, Name of Issuer & description, and Principal and Interest payment

Notices

All notices and communications (including financial statements) to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment, to be addressed:

Chase Manhattan Bank North America Insurance 3 Chase MetroTech Centre — 6th Floor Brooklyn, New York 11245 Attention: Ms. Doll Balbadar

with a copy to:

The Canada Life Assurance Company 330 University Avenue, SP-12 Toronto, Ontario, Canada M5G 1R8 Attention: Securities Accounting

Name of Nominee in which Notes are to be issued: J. Romeo & Co.

Taxpayer I.D. Number: 38-2816473

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

CANADA LIFE ASSURANCE COMPANY c/o Canada Life Assurance Company 330 University Avenue (SP-11) Toronto, Ontario, Canada M5G 1R8 Attention: Paul English, US Investments Division	Series A	$5,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 6.90% Senior, Series A, due 2007, PPN 103043 A# 2, principal, premium or interest”) to:

Chase Manhattan Bank ABA #021-000-021 A/c #900-9-000200 Trust Account No. G52708

Reference: CUSIP, Name of Issuer & description, and Principal and Interest payment

Payment Instructions (by mail):

J. Romeo & Co. c/o CHASE MANHATTAN BANK P.O. Box 35308 Newark, New Jersey 07101-8006 Attn: Funds Clearance/ A/C # G 52708

Reference: CUSIP, Name of Issuer & description, and Principal and Interest payment

Notices

All notices and communications (including financial statements) to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment, to be addressed:

Chase Manhattan Bank North America Insurance 3 Chase MetroTech Centre — 6th Floor Brooklyn, New York 11245 Attention: Ms. Doll Balbadar

with a copy to:

The Canada Life Assurance Company 330 University Avenue, SP-12 Toronto, Ontario, Canada M5G 1R8 Attention: Securities Accounting

Name of Nominee in which Notes are to be issued: J. Romeo & Co.

Taxpayer I.D. Number: 38-0397420

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

GE LIFE AND ANNUITY ASSURANCE COMPANY c/o GE Financial Assurance Account: GE Life and Annuity Assurance Company Two Union Square, 601 Union Street Seattle, Washington 98101 Attention: Investment Dept., Private Placements Phone Number: (206) 516-4954 Fax Number: (206) 516-4578	Series A	$5,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 6.90% Senior, Series A, due 2007, PPN 103043 A# 2, principal, premium or interest”) to:

Bankers Trust Company
14 Wall Street
New York, New York 10005
SWIFT Code: BKTR US 33
ABA #021001033
Account Number 99-911-145
FCC #097828
Ref: security description, coupon, maturity, PPN #, identify principal or interest

Notices

All notices with respect to payments and written confirmation of each such payment, to be addressed as follows:

GE Financial Assurance
Account: GE Life and Annuity Assurance Company
Two Union Square, 601 Union Street
Seattle, Washington 98101
Attention: Investment Accounting
Phone Number: (206) 516-4649
Fax Number: (206) 516-4740

All other notices and communications (including original note agreement, conformed copy of the note agreement, amendment requests, financial statements) to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: SALKELD & CO.

Taxpayer I.D. Number: 54-0283385

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY c/o GE Financial Assurance Account: General Electric Capital Assurance Company Two Union Square, 601 Union Street Seattle, Washington 98101 Attention: Investment Dept., Private Placements Phone Number: (206) 516-4954 Fax Number: (206) 516-4578	Series A	$10,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 6.90% Senior, Series A, due 2007, PPN 103043 A# 2, principal, premium or interest”) to:

Bankers Trust Company
14 Wall Street
New York, New York 10005
SWIFT Code: BKTR US 33
ABA #021001033
Account Number 99-911-145
FCC #097833
Ref: security description, coupon, maturity, PPN #, identify principal or interest

Notices

All notices with respect to payments and written confirmation of each such payment, to be addressed as follows:

GE Financial Assurance
Account: General Electric Capital Assurance Company
Two Union Square, 601 Union Street
Seattle, Washington 98101
Attention: Investment Accounting
Phone Number: (206) 516-4649
Fax Number: (206) 516-4740

All other notices and communications (including original note agreement, conformed copy of the note agreement, amendment requests, financial statements) to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: SALKELD & CO.

Taxpayer I.D. Number: 91-6027719

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

MODERN WOODMEN OF AMERICA 1701 First Avenue Rock Island, Illinois 61201 Attention: Investment Department	Series B Series C	$3,000,000 $3,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5, principal, premium or interest” or “Bowne & Co., Inc., 7.85% Senior Notes, Series C due 2012, PPN 103043 B@ 3, principal, premium or interest”) to:

The Northern Trust Company 50 South LaSalle Street Chicago, Illinois 60675 ABA #071-000-152 Account Name: Modern Woodmen of America Account No. 84352

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment, to be addressed Attention: Investment Accounting Department

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 36-1493430

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

NATIONWIDE INDEMNITY COMPANY One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Corporate Fixed-Income Securities	Series B	$3,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5 principal, premium or interest”) to:

The Bank of New York ABA #021-000-018 BNF: IOC566 F/A/O Nationwide Indemnity Company Attention: P & I Department PPN #103043 B* 5 Security Description: ____________________

Notices

All notices of payment on or in respect to the security should be sent to:

Nationwide Indemnity Company c/o The Bank of New York P. O. Box 19266 Newark, New Jersey 07195 Attention: P & I Department

With a copy to:

Nationwide Indemnity Company One Nationwide Plaza (1-32-05) Columbus, Ohio 43215-2220 Attention: Investment Accounting

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 31-1399201

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Corporate Fixed-Income Securities	Series B	$3,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5, principal, premium or interest”) to:

The Bank of New York ABA #021-000-018 BNF: IOC566 F/A/O Nationwide Life and Annuity Insurance Company Attention: P & I Department PPN #103043 B* 5 Security Description: _______________________

Notices

All notices of payment on or in respect to the security should be sent to:

Nationwide Life and Annuity Insurance Company c/o The Bank of New York P. O. Box 19266 Newark, New Jersey 07195 Attention: P & I Department

With a copy to:

Nationwide Life and Annuity Insurance Company One Nationwide Plaza (1-32-05) Columbus, Ohio 43215-2220 Attention: Investment Accounting

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 31-1000740

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

NATIONWIDE LIFE INSURANCE COMPANY One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Corporate Fixed-Income Securities	Series B	$6,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5, principal, premium or interest”) to:

The Bank of New York ABA #021-000-018 BNF: IOC566 F/A/O Nationwide Life Insurance Company Attention: P & I Department PPN #103043 B* 5 Security Description: _____________________

Notices

All notices of payment on or in respect to the securities should be sent to:

Nationwide Life Insurance Company c/o The Bank of New York P. O. Box 19266 Newark, New Jersey 07195 Attention: P & I Department

With a copy to:

Nationwide Life Insurance Company One Nationwide Plaza (1-32-05) Columbus, Ohio 43215-2220 Attention: Investment Accounting

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 31-4156830

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

NATIONWIDE MUTUAL FIRE INSURANCE COMPANY One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Investments	Series B	$4,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5, principal, premium or interest”) to:

The Bank of New York ABA #021-000-018 BNF: IOC566 F/A/O Nationwide Mutual Fire Insurance Company Attention: P & I Department PPN #103043 B* 5 Security Description: _____________________

Notices

All notices of payment on or in respect to the security should be sent to:

Nationwide Mutual Fire Insurance Company c/o The Bank of New York P. O. Box 19266 Newark, New Jersey 07195 Attention: P & I Department

With a copy to:

Nationwide Mutual Fire Insurance Company One Nationwide Plaza (1-32-05) Columbus, Ohio 43215-2220 Attention: Investment Accounting

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 31-4177110

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

NATIONWIDE MUTUAL INSURANCE COMPANY One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Investments	Series B	$7,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5, principal, premium or interest”) to:

The Bank of New York ABA #021-000-018 BNF: IOC566 F/A/O Nationwide Mutual Insurance Company Attention: P & I Department PPN #103043 B* 5 Security Description: ____________________

Notices

All notices of payment on or in respect to the security should be sent to:

Nationwide Mutual Insurance Company c/o The Bank of New York P. O. Box 19266 Newark, New Jersey 07195 Attention: P & I Department

With a copy to:

Nationwide Mutual Insurance Company One Nationwide Plaza (1-32-05) Columbus, Ohio 43215-2220 Attention: Investment Accounting

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 31-4177100

	SERIES OF	PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	NOTES	NOTES TO BE PURCHASED

PACIFIC LIFE INSURANCE COMPANY 700 Newport Center Drive Newport Beach, California 92660-6397 Attention: Securities Department Telefacsimile: (949) 219-5406	Series C Series C Series C Series C Series C Series C Series C Series C Series C Series C Series C	$5,000,000 $5,000,000 $1,000,000 $1,000,000 $1,000,000 $1,000,000 $1,000,000 $1,000,000 $1,000,000 $1,000,000 $1,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.85% Senior Notes, Series C, due 2012, PPN 103043 B@ 3, principal, premium or interest”) to:

For Payment of Principal & Interest:
Federal Reserve Bank of Boston
ABA #0110-0123-4/BOS SAFE DEP
DDA 125261
Attention: MBS Income CC: 1253
A/C Name: Pacific Life General Account/PLCF 1810132
Regarding: Security Description & PPN

Notices

All notices of payments and written confirmations of such wire transfers to:

Mellon Trust Attention: Pacific Life Accounting Team One Mellon Bank Center-Room 0930 Pittsburgh, PA 15258-0001 Fax#: 412-236-7529

and

Pacific Life Insurance Company Attn: Securities Administration – Cash Team 700 Newport Center Drive Newport Beach, CA 92660-6397 Fax#: 949-640-4013

All other communications shall be addressed as first provided above.

Name of Nominee in which Notes are to be issued: Mac & Co.

General Taxpayer I.D. Number: 95-1079000

		PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER	SERIES OF NOTES	NOTES TO BE PURCHASED

Scottsdale Insurance Company One Nationwide Plaza (1-33-07) Columbus, Ohio 43215-2220 Attention: Corporate Fixed-Income Securities	Series B	$1,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “Bowne & Co., Inc., 7.31% Senior Notes, Series B due 2012, PPN 103043 B* 5, principal, premium or interest”) to:

              The Bank of New York
              ABA #021-000-018
              BNF: IOC566
              F/A/O Scottsdale Insurance Company
              Attention: P & I Department
              PPN #103043 B* 5
              Security Description:_____________________

Notices

All notices of payment on or in respect of the security should be sent to:

              Scottsdale Insurance Company
              c/o The Bank of New York
              P. O. Box 19266
              Newark, New Jersey 07195
              Attention: P & I Department

              With a copy to:

              Scottsdale Insurance Company
              One Nationwide Plaza (1-32-05)
              Columbus, Ohio 43215-2220
              Attention: Investment Accounting

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 31-1024978

Defined Terms

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         “Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

         “Attributable Indebtedness” means in connection with any Sale and Leaseback Transaction entered into within the limitations of Section 10.6(c), as of the date of any determination thereof, the lesser of (a) the fair market value of the property or assets which is or are the subject of such Sale and Leaseback Transaction (as reasonably determined in good faith by the Board of Directors of the Company at or about the time of the consummation of such Sale and Leaseback Transaction) and (b) the aggregate amount of Rentals due and to become due (discounted from the respective due dates thereof at the rate of 10% per annum compounded semiannually and otherwise in accordance with GAAP) under the lease relating to such Sale and Leaseback Transaction.

         “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, are required or authorized to be closed.

         “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         “Closing” is defined in Section 3.

         “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         “Company” means Bowne & Co., Inc., a Delaware corporation.

         “Confidential Information” is defined in Section 20.

         “Consolidated EBITDAR” for any period means the sum of (a) Consolidated Net Income of the Company and its Restricted Subsidiaries from continuing operations and before

SCHEDULE B
(to Note Purchase Agreement)

extraordinary items, plus (to the extent included in determining Consolidated Net Income), (b) all provisions for federal, state and local income taxes for the Company and its Restricted Subsidiaries during such period, (c) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Company and its Restricted Subsidiaries during such period, and (d) Consolidated Fixed Charges during such period.

         “Consolidated Fixed Charges” for any period means on a consolidated basis the sum of (a) all Rentals (other than Rentals on Capital Leases) payable during such period by the Company and its Restricted Subsidiaries, and (b) all Interest Expense of the Company and its Restricted Subsidiaries on all Consolidated Indebtedness payable during such period.

         “Consolidated Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

         “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.

         “Consolidated Priority Indebtedness” means all Priority Indebtedness of the Company and its Restricted Subsidiaries determined on a consolidated basis eliminating inter-company items.

         “Consolidated Shareholders’ Equity” means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost, but including paid-in capital) plus (or minus in the case of a deficit) the surplus in retained earnings of the Company and its Restricted Subsidiaries as determined in accordance with GAAP.

         “Consolidated Total Capitalization” means as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Shareholders’ Equity.

         “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         “Default Rate” means that rate of interest that is the greater of (i) 1% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 1% over the rate of interest publicly announced by J.P. Morgan Chase in New York, New York as its “base” or “prime” rate.

         “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414(b) or (c) of the Code.

         “Event of Default” is defined in Section 11.

         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

         “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

         “Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental law that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

         “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

         “Incorporated Financial Covenants” is defined in Section 9.8.

         “Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money) other than obligations with respect to letters of credit securing obligations (other than obligations described in the foregoing clauses (a) through (d) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit); and

(f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP, but Indebtedness shall in no event include liabilities of such Person in respect of workers’ compensation claims, self-insurance obligations, performance, assurity and similar bonds and completion guaranties provided by the Company or any Restricted Subsidiary in the ordinary course of business.

         “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

         “Interest Expense” of a Person means all amounts which would, in accordance with GAAP, be deducted in computing net income on account of interest on Indebtedness, including imputed interest in respect of Capital Lease obligations, amortization of debt discount and expense, fees and commissions for letters of credit and bankers’ acceptance financing and the net interest cost of interest rate swaps and hedges.

         “Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

         “Long-Term Lease” means any lease of real or personal property (other than a Capital Lease) disclosed in the notes to the Company’s Annual Report on Form 10-K.

         “Make-Whole Amount” is defined in Section 8.6.

         “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.

         “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

         “Material Restricted Subsidiary” means any Restricted Subsidiary of the Company whose assets constitute more than 7% of Consolidated Total Capitalization or which contributes more than 7% of Consolidated Net Income, in any such case, as of the then most recent fiscal year-end.

         “Memorandum” is defined in Section 5.3.

         “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

         “Notes” is defined in Section 1.

         “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         “Other Agreements” is defined in Section 2.

         “Other Documentation” is defined in Section 9.8.

         “Other Purchasers” is defined in Section 2.

         “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         “Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

         “Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

         “Priority Indebtedness” means (a) any Indebtedness of the Company secured by a Lien created or incurred within the limitations of Section 10.5(h), (b) any Indebtedness of the Company’s Restricted Subsidiaries, and (c) any Attributable Indebtedness created or incurred in connection with any Sale and Leaseback Transaction.

         “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         “QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

         “Rentals” means and includes as of the date of any determination thereof all rental expense from long-term operating leases as disclosed in the notes to the financial statements of the Company contained in the SEC Form 10-K most recently filed with the Securities and Exchange Commission or any other Material long-term operating lease entered into after the date of such Form 10-K.

         “Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

         “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

         “Restricted Subsidiary” means any Subsidiary (a) of which more than 70% (by number of votes) of the Voting Equity Capital is beneficially owned, directly or indirectly, by the Company or by one or more Wholly-owned Restricted Subsidiaries and (b) which is designated on the date of Closing as a Restricted Subsidiary on Schedule 5.4 or which is subsequently designated as a Restricted Subsidiary pursuant to Section 10.10.

         “Sale and Leaseback Transaction” shall have the meaning ascribed thereto in Section 10.6.

         “Securities Act” means the Securities Act of 1933, as amended from time to time.

         “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

         “Senior Funded Indebtedness” means all Senior Indebtedness having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendable at the option of the obligor for a period or periods more than one year from the date of origin).

         “Senior Indebtedness” means all Indebtedness of the Company which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company.

         “Series A Notes” is defined in Section 1.

         “Series B Notes” is defined in Section 1.

         “Series C Notes” is defined in Section 1.

         “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

         “Unrestricted Subsidiary” means any Subsidiary which is not a Restricted Subsidiary.

         “Voting Equity Capital” means Securities (including stock), partnership, membership or like interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions under any such partnership, limited liability company or other entity).

         “Wholly-owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Restricted Subsidiaries at such time.

Schedule 5.4
Restricted Subsidiaries
(as of January 18, 2002)

Note: To the extent practicable the names of foreign entities are given in the language of the jurisdiction of incorporation or
establishment.

ENTITY	JURISDICTION	OWNERSHIP
BGS China	China	Bowne Global Solutions (Netherlands) BV-100%

BGS Companies, Inc.	Delaware	Bowne & Co., Inc. -100%

Bisdel, Inc.	Delaware	Immersant -100%

Bowne Business Communications, Inc.	New York	Bowne & Co., Inc. -100%

Bowne Business Enterprises, LP	Delaware	Bowne Solutions Inc. -1% Bowne Solutions LLC -99%

Bowne Business Services, Ltd.	Canada	Bowne Business Solutions LLC-100%

Bowne Business Solutions, Inc.	Delaware	Bowne & Co., Inc-100%

Bowne Business Solutions, LLC	New York	Bowne & Co., Inc. -100%

Bowne Delaware International, Inc.	Delaware	Bowne of NYC, LLC-100%

Bowne de Montréal, Inc.	Canada	Bowne of Canada-100%

Bowne Digital Solutions, LLC	New York	Bowne & Co., Inc., -100%

Bowne Energy Inc.	Delaware	Bowne & Co., Inc-100%

Bowne Fulfillment Solutions LLC	Delaware	Bowne Digital Solutions LLC-100%

Bowne Globalization, Inc.	Delaware	Bowne & Co., Inc. -100%

Bowne Global Solutions Brasil Limitada	Brazil	Bowne Global Solutions, Inc. -99.93%

Bowne Global Solutions BV	Netherlands	Bowne of Europe BV-100%

Bowne Global Solutions (Delaware), Inc.	Delaware	Bowne & Co., Inc. -100%

Bowne Global Solutions (Finland), OY	Finland	Bowne Global Solutions (Netherlands) BV-80%

Bowne Global Solutions (France) SARL	France	Bowne of NYC LLC-100%

Bowne Global Solutions (Germany) GmbH	Germany	Bowne of Germany Holding GmbH-100%

Bowne Global Solutions (Germany), Inc.	Delaware	Bowne & Co., Inc.-100%

Bowne Global Solutions (Germany)
Marketing & Sales GmbH	Germany	Bowne of Germany Holding GmbH-100%

Bowne Global Solutions, Inc.	California	Bowne & Co., Inc. -100%

Bowne Global Solutions (Ireland), Ltd.	Ireland	Bowne Localization, Inc. -100%

Bowne Global Solutions Japan, KK	Japan	Bowne Global Solutions (Netherlands) -100%

Bowne Global Solutions Korea	South Korea	Bowne Global Solutions, Inc. -100%

SCHEDULE 5.4
(to Note Purchase Agreement)

ENTITY	JURISDICTION	OWNERSHIP
Bowne Global Solutions (Netherlands) BV	Netherlands	Bowne of Europe BV-100%

Bowne Global Solutions (Seattle), Inc.	Delaware	Bowne Global Solutions (Delaware), Inc. - 100%

Bowne Global Solutions (Spain), SL	Spain	Bowne Global Solutions (Netherlands) BV-100%

Bowne Information Services, Inc.	New Jersey	Bowne & Co., Inc. -100%

Bowne International de Mexico, S.A. de C.V.	Mexico	Bowne of NYC, LLC-2% Bowne International, LLC-98%

Bowne International, LLC	Delaware	Bowne of NYC, LLC-100%

Bowne International, Ltd.	UK	Bowne Global Solutions (Netherlands) BV-100%

Bowne International SARL	France	Bowne of NYC, LLC-100%

Bowne Internet Acquisitions, Inc.	Delaware	Bowne & Co., Inc-100%

Bowne Internet Services, Inc.	Michigan	Immersant, Inc. -100%

Bowne Internet Solutions (Canada), Inc.	Canada	Immersant, Inc. -100%

Bowne Japan & Co., KK	Japan	Bowne & Co., Inc. -100%

Bowne Litigation Solutions, LP	Delaware	Bowne Solutions, Inc. -50% Bowne Solutions, LLC-50%

Bowne Localization, Inc.	Delaware	Bowne of NYC, Inc. -100%

Bowne Management Solutions, Ltd.	UK	Bowne Solutions L.P. -100%

Bowne of Atlanta, Inc.	Georgia	Bowne & Co., Inc. -100%

Bowne of Boston, Inc.	Massachusetts	Bowne & Co., Inc. -100%

Bowne of Canada, Ltd.	Canada	Bowne & Co., Inc. -100%

Bowne of Chicago, Inc.	Delaware	Bowne & Co., Inc. -100%

Bowne of Cleveland, Inc.	Ohio	Bowne & Co., Inc. -100%

Bowne of Dallas, Inc.	Delaware	Bowne & Co., Inc. -100%

Bowne of Dallas, LP	Delaware	Bowne of Dallas, Inc. -1% Bowne Solutions, LLC -99%

Bowne of Europe BV	Netherlands	Bowne Localization, Inc. -100%

Bowne of France, Inc.	Delaware	Bowne of NYC, LLC-100%

Bowne of Frankfurt GmbH	Germany	Bowne of Germany Holding GmbH-100%

Bowne of Germany Holding GmbH	Germany	Bowne Global Solutions (Netherlands) BV-100%

Bowne of Gibraltor BV	Netherlands	Bowne International LLC-100%

Bowne of Los Angeles, Inc.	California	Bowne & Co., Inc-100%

Bowne of the Netherlands BV	Netherlands	Bowne of NYC, LLC-100%

Bowne of New York City, LLC	New York	Bowne & Co., Inc. -100%

Bowne of Ontario L.P.	Canada	Bowne & Co., Inc. -99% Bowne of NYC, LLC-1%

5.4-2

ENTITY	JURISDICTION	OWNERSHIP

Bowne of Phoenix, Inc.	Arizona	Bowne & Co., Inc. -100%

Bowne of South Bend, Inc.	Indiana	Bowne & Co., Inc. -100%

Bowne of South Bend I, LLC	Indiana	Bowne of South Bend 1, LLC-100%

Bowne of Tokyo KK	Japan	Bowne & Co., Inc. -100%

Bowne of Personalization Services, Inc.	Delaware	Immersant, Inc. -100%

Bowne Publishing LLC	New York	Bowne & Co., Inc. -100%

Bowne Software Solutions, LLC	Delaware	Bowne of NYC, LLC-100%

Bowne Solutions, Inc.	Delaware	Bowne of Dallas, Inc. -100%

Bowne Solutions, LLC	Delaware	Bowne of Phoenix, LLC-100%

Bowne Technology Enterprise, LLC	New York	Bowne Business Communications, Inc. - 100%

Bowne Translation Services, LLC	New York	Bowne & Co., Inc. -100%

Bowne Venture Corporation	New York	Bowne & Co., Inc. -100%

Bowne Williams Lea International	New York	Bowne & Co., Inc. -50%

Bowne Williams Lea Japan	Japan	Bowne Business Solutions, LLC-100%

Clockworks Ireland	Ireland	Mendez S.A. -100%

Clockworks USA, Inc.	Delaware	Clockworks Ireland-100%

DataLink Co. KK	Japan	Bowne & Co., Inc. -100%

Delbis, Inc.	Delaware	Immersant, Inc. -100%

DESI Management Corporation	Delaware	Bowne & Co., Inc. -100%

Document Management Services, Inc.	Massachusetts	Bowne Business Solutions, LLC-100%

8-Bit Unlimited Media Design GmbH	Germany	Bowne of Germany Holding GmbH-70%

FundSmith, LLC	Delaware	Bowne of NYC, LLC-100%

GECAP Canada, Inc.	Canada	Bowne of Germany Holding GmbH-100%

GECAP Italia SARL	Italy	Bowne Global Solutions (Netherlands) BV—66.6%

GECAP International Localization

Marketing & Sales GmbH	Germany	Bowne Global Solutions-100%

GECAP Salt Lake City, LLC	Delaware	GECAP USA-80%

GECAP S.R.O	Slovakia	Bowne Global Solutions (Netherlands) BV-60%

Imagineer, Inc.	Arizona	Bowne & Co., Inc-100%

Imagineer of California, LLC	Arizona	Imagineer, Inc. -100%

Immersant, Inc.	Delaware	Bowne & Co., Inc. -100%

L&H Deutschland GmbH	Germany	LHSP Holding GmbH-100%

L&H Editions	France	Mendez S.A. —95% L&H Mendez France-5%

5.4-3

ENTITY	JURISDICTION	OWNERSHIP

L&H Italia	Italy	Mendez S.A. -97.5% L&H Mendez France-2.5%

L&H Mendez A/S	Denmark	LHSP Holding GmbH-100%

L&H Mendez Brasil Ltda.	Brazil	Mendez S.A. -95% L&H Mendez France-5%

L&H Mendez France	France	Mendez S.A. -99.875%

L&H Mendez Sweden	Sweden	L&H Scandinavia-6.9% L&H Sweden-93.1%

L&H Mendez Japan KK	Japan	Mendez S.A. -100%

L&H Mendez Portugal	Portugal	Mendez S.A.-100%

L&H Mendez Italia	Italy	L&H Italia-100%

L&H Scandinavia	Denmark	Mendez S.A.-100%

L&H Sweden	Sweden	L&H Scandinavia-100%

Lernout & Hauspie Investments Ltd.	UK	L&H Deutschland GmbH-100%

Lernout & Hauspie LLC	Washington	Mendez S.A.

Lernout & Hauspie Ltd.	UK	TMPS Ltd.-100%

Lernout & Hauspie Spain SA	Spain	Mendez S.A.-99% Mendez Traducciones-1%

LHSP Holding GmbH	Germany	Mendez S.A.-100%

Linguatech Corporation	Washington	Bowne Global Solutions France S.A.R.L.-100%

Linguatech Multimedia SARL	France	Bowne Global Solutions-100%

Linguex Inc.	France	L&H Mendez France-100%

Linguistix, Inc.	California	Bowne Global Solutions, Inc.-100%

Mapora Books S.L	Spain	Bowne Global Solutions-100%

Mendez Denmark A/S	Denmark	LHSP Holding GmbH-100%

Mendez Deutschland GmbH	Germany	LHSP Holding GmbH-100%

Mendez Editions SARL	France	Mendez S.A.-95% L&H Mendez France-5%

Mendez Globalisation SA	France	Mendez S.A.-100%

Mendez Investment AB	Sweden	Mendez S.A.-100%

Mendez Investments Ltd.	UK	Mendez S.A.-100%

Mendez Japan KK	Japan	Mendez S.A.-100%

Mendez Korea	Korea	Mendez S.A.-100%

Mendez Inc.	Delaware	L&H Deutschland GmbH-60% Mendez S.A.-40%

Mendez Italia	Italy	Mendez S.A.- 100%

Mendez Ltd.	UK	Mendez S.A.-100%

5.4-4

ENTITY	JURISDICTION	OWNERSHIP

Mendez Nederland BV	Netherlands	Mendez S.A.-100%

Mendez Nordic AB	Sweden	LHSP Holding GmbH-100%

Mendez Norge A/S	Norway	LHSP Holding GmbH-100%

Mendez OY	Finland	L&H Scandinavia-100%

Mendez Portugal	Portugal	Mendez S.A.-100%

Mendez SA	Belgium	Bowne Global Solutions-100%

Mendez SARL	France	Mendez S.A.-100%

Mendez Spain	Spain	Mendez S.A.-100%

Mendez Sweden AB	Sweden	L&H Sweden-93.1% L&H. Scandinavia-6.9%

Mendez Traducciones	Spain	Mendez S.A.

Northwood A/S	Denmark	Bowne Global Solutions-100%

Ohio Franklin Corp.	Illinois	Bowne of Chicago, Inc.-100%

R&D Mond SRL	Italy	Bowne Global Solutions, Inc.-100%

Site Werks, Inc.	Washington	Bowne Internet Acquisitions-100%

Technical Core KK	Japan	Bowne Global Solutions, Inc.-100%

Technical Publications Management

Services Ltd.	UK	Mendez S.A.-100%

TMPS Ltd.	UK	Lernout & Hauspie Investments Ltd.-100%

Transwise Finland OY	Finland	Mendez OY-25%

Bowne International (UK) Ltd.	UK	Bowne International Ltd.-100%

World Tech Corp.	Korea	Mendez S.A.-100%

5.4-5

Directors and Executive Officers of Bowne & Co., Inc.
(See the Private Placement Memorandum, pp. 3-18, 19 and 20 for their individual biographies)

DIRECTORS

         Robert M. Johnson, Chairman of the Board
         Carl J. Crosetto
         Douglas B. Fox
         H. Marshall Schwarz
         Wendell M. Smith
         Lisa A. Stanley
         Vincent Tese
         Harry Wallaesa
         Richard R. West

EXECUTIVE OFFICERS:

         Robert M. Johnson, Chief Executive Officer
         Carl J. Crosetto, President
         C. Cody Colquitt, Senior Vice President & Chief Financial Officer
         Susan W. Cummiskey, Senior Vice President, Human Resources
         James E. Fagan, Jr., Senior Vice President, Strategy and New Business Development
         Philip E. Kucera, Senior Vice President & General Counsel
         Joseph O. Miles, Senior Vice President, Marketing
         Kenneth W. Swanson, Senior Vice President, Manufacturing
         Duncan P. Varty, Senior Vice President, Operations
         Douglas F. Bauer, Counsel & Corporate Secretary
         William J. Coote, Vice President & Treasurer
         Richard Bambach, Corporate Controller
         Carl D. Glaeser, Director of Bowne Global Solutions, Inc.
         David Shea, President, Bowne Business Solutions, LLC
         Robert J. Baker, President, Bowne Enterprise Solutions

5.4-6

Schedule 5.5

Financial Statements

         Form 10Q – September 2001
         Form 10Q – June 2001
         Form 10Q – March 2001
         Mid-Year Report – June 2001
         Annual Report – 2000
         Form 10K – December 2000
         2000 Proxy Statement
         Annual Report – 1999
         Form 10K – December 1999

SCHEDULE 5.5
(to Note Purchase Agreement)

Schedule 5.11

Patents, Etc.

None.

SCHEDULE 5.11
(to Note Purchase Agreement)

Schedule 5.14

Use of Proceeds

         The net proceeds will be used to repay borrowings outstanding under the Company’s revolving credit facility.

SCHEDULE 5.14
(to Note Purchase Agreement)

Schedule 5.15

Existing Indebtedness

Schedule of Existing Indebtedness – As of February 4, 2002:

ENTITY	DESCRIPTION	MATURITY DATE	INTEREST RATE	CREDITOR/PAYEE	AMOUNT

Bowne & Co., Inc.	Revolving Credit Facility (Note 1)	7/05/02	Avg. YTD 2002- 2.22%	Fleet Bank	$116,000,000

Bowne Global Solutions	Capital Lease – office equipment	8/23/02	4.42%	Mitsui Lease	17,200

Bowne Global Solutions	Capital Lease – office equipment	8/23/02	4.20%	Mitsui Lease	12,780

Bowne Global Solutions	Capital Lease – office equipment	9/23/02	4.28%	Mitsui Lease	32,988

Bowne Global Solutions	Capital Lease – office equipment	5/23/02	4.37%	Mitsui Lease	351

Bowne Global Solutions	Capital Lease – office equipment	5/23/02	4.38%	Mitsui Lease	1,403

Bowne Global Solutions	Mortgage – Building	5/31/09	5.80%	Fortis Bank	477

Bowne Global Solutions	Mortgage – Building	7/31/03	5.00%	BFG/SEB	1,877

Bowne Global Solutions	Capital Lease – Autos	9/30/04	6.92%	Mobil Lease	33

Bowne Global Solutions	Capital Lease – hardware/software	7/05	N/A	Tahgin Lease	69

Bowne Global Solutions	Software Development	3/05 and 3/03	8.00% and 7%	Kookmin Bank Hamvit Bank	96

Bowne of Atlanta	Capital Lease – Building	5/31/02	11.44%	Lafite Limited Partnership c/o European American Realty	204,790

Bowne Business Solutions	Capital Lease – Machinery	Various	9.00%	Canon Financial Services, Xerox, Danka Financial Services, AOE Ricoh, Harris Bank	95,408

Total Debt					$116,367,472

         Note 1:       The net proceeds from the private placement will be used to repay borrowings outstanding under this revolving credit facility.

SCHEDULE 5.15
(to Note Purchase Agreement)

[Form of Note]

Bowne & Co., Inc.

6.90% Senior Note, Series A, due January 30, 2007

No.	[Date]

$	PPN 103043 A# 2

         For Value Received, the undersigned, Bowne & Co., Inc, (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to      , or registered assigns, the principal sum of      Dollars on January 30, 2007, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.90% per annum from the date hereof, payable semiannually, on the thirtieth day of January and July in each year, commencing with the January 30 or July 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.90% or (ii) 1% over the rate of interest publicly announced by J.P. Morgan Chase from time to time in New York, New York as its “base” or “prime” rate.

         Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

         This Note is one of a series of the 6.90% Senior Notes, Series A, due January 30, 2007 (the “Series A Notes”) of the Company in the aggregate principal amount of $25,000,000 which, together with the Company’s $28,000,000 aggregate principal amount 7.31% Senior Notes, Series B, due January 30, 2012 (the “Series B Notes”) and $22,000,000 aggregate principal amount 7.85% Senior Notes, Series C, due January 30, 2012 (the “Series C Notes”; said Series C Notes and Series B Notes together with the Series A Notes being hereinafter referred to collectively as the “Notes”) were issued pursuant to separate Note Purchase Agreements, dated as of January 30, 2002 (as from time to time amended, the “Note Purchase Agreements”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreements.

         This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written

EXHIBIT 1(a)
(to Note Purchase Agreement)

instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

         This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

         If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

         This Note shall be construed and enforced in accordance with, and the rights and parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would require application of the laws of the jurisdiction other than such State.

Bowne & Co., Inc.

By [Title]

E-1(a)-2

[Form of Note]

Bowne & Co., Inc.

7.31% Senior Note, Series B, due January 30, 2012

No.	[Date]

$	PPN 103043 B* 5

         For Value Received, the undersigned, Bowne & Co., Inc, (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to      , or registered assigns, the principal sum of      Dollars on January 30, 2012, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 7.31% per annum from the date hereof, payable semiannually, on the thirtieth day of January and July in each year, commencing with the January 30 or July 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 8.31% or (ii) 1% over the rate of interest publicly announced by J.P. Morgan Chase from time to time in New York, New York as its “base” or “prime” rate.

         Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

         This Note is one of a series of the 7.31% Senior Notes, Series B, due January 30, 2012 (the “Series B Notes”) of the Company in the aggregate principal amount of $28,000,000 which, together with the Company’s $25,000,000 aggregate principal amount 6.90% Senior Notes, Series A, due January 30, 2007 (the “Series A Notes”) and $22,000,000 aggregate principal amount 7.85% Senior Notes, Series C, due January 30, 2012 (the “Series C Notes”; said Series C Notes and Series B Notes together with the Series A Notes being hereinafter referred to collectively as the “Notes”) were issued pursuant to separate Note Purchase Agreements, dated as of January 30, 2002 (as from time to time amended, the “Note Purchase Agreements”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreements.

         This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written

EXHIBIT 1(b)
(to Note Purchase Agreement)

instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

         The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

         If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

         This Note shall be construed and enforced in accordance with, and the rights and parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would require application of the laws of the jurisdiction other than such State.

Bowne & Co., Inc.

By [Title]

E-1(b)-2

[Form of Note]

Bowne & Co., Inc.

7.85% Senior Note, Series C, due January 30, 2012

No.	[Date]

$	PPN 103043 B@ 3

         For Value Received, the undersigned, Bowne & Co., Inc, (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to      , or registered assigns, the principal sum of      Dollars on January 30, 2012, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 7.85% per annum from the date hereof, payable semiannually, on the thirtieth day of January and July in each year, commencing with the January 30 or July 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 8.85% or (ii) 1% over the rate of interest publicly announced by J.P. Morgan Chase from time to time in New York, New York as its “base” or “prime” rate.

         Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

         This Note is one of a series of the 7.85% Senior Notes, Series C, due January 30, 2012 (the “Series C Notes”) of the Company in the aggregate principal amount of $22,000,000 which, together with the Company’s $28,000,000 aggregate principal amount 7.31% Senior Notes, Series B, due January 30, 2012 (the “Series B Notes”) and $25,000,000 aggregate principal amount 6.90% Senior Notes, Series A, due January 30, 2007 (the “Series A Notes”; said Series A Notes and Series B Notes together with the Series C Notes being hereinafter referred to collectively as the “Notes”) were issued pursuant to separate Note Purchase Agreements, dated as of January 30, 2002 (as from time to time amended, the “Note Purchase Agreements”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreements.

EXHIBIT 1(c)
(to Note Purchase Agreement)

         This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

         This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

         If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

         This Note shall be construed and enforced in accordance with, and the rights and parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State which would require application of the laws of the jurisdiction other than such State.

Bowne & Co., Inc.

By [Title]

E-1(c)-2